EXHIBIT 10.1

OREGON STEEL MILLS

February 16, 2006

Executive Officer

Oregon Steel Mills, Inc. (which, together with its Subsidiaries, is referred to as the “Company”) considers the stability of its key management group to be essential to the best interests of the Company and its stockholders.  The Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may arise and that the attendant uncertainty may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders.

Accordingly, the Board of Directors of Oregon Steel Mills, Inc. (the “Board”) has determined that appropriate steps should be taken to encourage members of the Company’s key management group to continue as employees notwithstanding the future possibility of a Change in Control of the Company.

The Board also believes it important that, in the event of a proposal for transfer of control of the Company, you be able to assess the proposal and advise the Board without being influenced by the uncertainties of your own situation.

In order to induce you to remain in the employ of the Company, this Agreement, which has been approved and authorized by the Board, sets forth the severance compensation which the Company agrees to pay to you in the event your employment with the Company is terminated subsequent to the occurrence of a Change in Control of the Company under the circumstances described below.  This Agreement also supercedes any such agreement you may currently have in place.

Capitalized terms not otherwise defined in this Agreement have the meanings set forth in Section 13.

1	Agreement to Provide Services; Right to Terminate.

(a)

Termination of Employment.  Except as otherwise provided in paragraph 1(b) of this Agreement or in any written employment agreement between you and the Company, you are an “at will” employee and the Company or you may terminate your employment at any time.  If, and only if, your employment terminates after a Change in Control of the Company, the provisions of this Agreement regarding the payment of severance compensation and benefits will apply.  In all other events, this Agreement does not provide any additional severance compensation or benefits to you.

(b)

Continuation of Services Subsequent to Certain Offers.  In the event a tender offer or exchange offer is made by a Person for more than twenty-five percent (25%) of the Company’s Voting Securities, you agree that you will not leave the employ of the Company (other than as a result of disability) and will render services to the Company in the capacity in which you then serve until such tender offer or exchange offer has been abandoned or terminated or a Change in Control has occurred.  If, during the period you are obligated to continue in the employ of the Company pursuant to this Section 1(b), the Company reduces your compensation to less than 90% of your then-current compensation, your obligations under this Section 1(b) will automatically terminate.

(c)

Obligations After Change in Control.  While employed by the Company (or its successor) after a Change in Control, you agree to devote reasonable attention and time to the business and affairs of the Company and to use your reasonable best efforts to perform your responsibilities faithfully and efficiently, consistent with your past practice as an employee of the Company.

2

Term of Agreement.  This Agreement commences on the date of this Agreement and will continue in effect until January 1, 2007; provided, however, that commencing on January 1, 2007, and each January 1 thereafter, the term of this Agreement will automatically be extended for one additional year unless at least 60 days prior to such January 1, the Company or you will have given notice that this Agreement will not be extended; and provided, further, that if a Change in Control of the Company occurs while this Agreement is in effect, this Agreement will automatically be extended for a period of three calendar years beyond the calendar year in which the Change in Control occurs.  Notwithstanding the preceding sentence, this Agreement will not extend beyond your normal retirement date under the Company’s retirement plan.  This Agreement will terminate if you or the Company terminates your employment prior to a Change in Control but such termination will be without prejudice to any remedy the Company may have for breach of your obligations, if any, under Section 1(b).

3

Effect of Termination Following Change in Control.  In the event your employment with the Company is terminated, whether by you or the Company, within three years following the date of occurrence of any event constituting a Change in Control (recognizing that more than one such event may occur in which case the three-year period will run from the date of occurrence of each such event), you will be eligible to receive the following respective benefits:

(a)

Termination for Cause or Without Good Reason.  If your employment is terminated by the Company for Cause, or by you other than for Good Reason, the Company will pay you your Base Salary through the Date of Termination at the rate in effect on the Date of Termination, together with all benefits to which you are then entitled under Plans in which you are a participant, and the Company will have no further obligations to you under this Agreement.

(b)

Termination With Good Reason or Other Than for Cause.  If your employment with the Company is terminated (other than for disability or upon your death) by you for Good Reason by you giving two (2) weeks prior written notice specifying the “Good Reason” or by the Company other than for cause, then the Company will pay to you the following amounts (the “Severance Payments”), less applicable withholding:

	(i)	Your Base Salary through the Date of Termination at the rate in effect on the Date of Termination and a buyout of all unused and accrued vacation.

	(ii)	In lieu of any further salary payments to you for the periods subsequent to the Date of Termination, an amount of severance pay equal, at the time specified in Section 8, to the following amounts:

(1)

A lump sum severance payment equal to three (3) times the combined total of your Base Salary plus your Average Last Three Year’s Bonuses Received under the Annual Incentive Plan , both as in effect at the Date of Termination or immediately prior to the Change in Control, whichever is greater; and,

(2) An additional amount equal to the lump sum present actuarial value of the excess, if any, of (x) over (y) where:

(x) is the normal retirement allowance to which you would have been entitled under the Company’s Pension Plan and SERP assuming that you continued as an active participant fully vested under such plans, without change in your Base Salary, until the earlier of your 65th birthday or the 10th anniversary of the date of Change of Control; and

(y) is the normal retirement allowance to which you are actually entitled under the Company’s Pension Plan as of the date a Notice of Termination.

Present actuarial value shall be computed using the current PBGC interest rate that applies to involuntary and/or distress terminations for single employer plans and the applicable 1994 Group Annuity Mortality Table set back two (2) years and shall reflect the value of any applicable early retirement subsidies under the Company’s Pension Plan.

(iii)

Your group insurance benefits (health, dental, vision & life) substantially similar to those which you and your eligible dependents were receiving immediately prior to a Notice of Termination at the same cost to you as the Company charges other employees, for three years.  Benefits otherwise receivable by you pursuant to this subparagraph shall be reduced to the extent similar benefits are actually received by you from any other source, and any such similar benefits shall be reported to the Company.

The amount of Severance Payments otherwise payable pursuant to this Agreement will be reduced by (A) amounts payable to you pursuant to any other Plan or agreement providing severance benefits to you or to the Company’s salaried employees generally and (B) amounts payable to you (after any adjustment or reduction to reflect payments described in clause (A)) as salary continuation and incentive compensation pursuant to any employment agreement between you and the Company that is in effect as of the Date of Termination.

	(c)	Release of Claims. Your receipt of Severance Payments is conditioned upon your execution and nonrevocation of a release of claims in a form to be provided by the Company.

4	Additional Payment.

(a)

Gross-Up.  In the event any portion of the Total Payments will be subject to the Excise Tax, the Company will pay you an additional amount (the “Gross-Up Payment”) equal to (1) the Excise Tax imposed on you with respect to the portion of the Total Payments that constitutes an “excess parachute payment” (as that term is described in Section 280G(b)(1) of the Code), plus (2) all federal, state, and local income taxes and Excise Tax imposed on you with respect to the Gross-Up Payment.

(b)	Determining Amount of Excise Tax. For purposes of determining whether any portion of the Total Payments will be subject to the Excise Tax and the amount of any Excise Tax:

(i)

The entire amount of the Total Payments will be treated as an Excess Parachute Payment unless and to the extent, in the written opinion of Outside Tax Counsel, the Total Payments, in whole or in part, are not subject to the Excise Tax;

(ii)

The value of any non-cash benefits or any deferred payments that are part of the Total Payments will be determined by the Company’s independent accountants in accordance with the requirements of Sections 280G(d)(3) and 280G(d)(4) of the Code and any regulations promulgated under those sections.

(c)	Determining Amount of Gross-Up Payment. For purposes of determining the amount of the Gross-Up Payment:

(i)

You will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals (including any applicable surtaxes and taking into account any applicable loss or reduction of deductions or exemptions) for the calendar year in which the Gross-Up Payment is to be made; and

(ii)

You will be deemed to pay state and local income taxes at the highest marginal rates of taxation applicable to individuals (including any applicable surtaxes and taking into account any applicable loss or reduction of deductions or exemptions) in the state and locality of your residence at the date the Gross-Up Payment will be made.

(d)

Subsequent Adjustment – Repayment.  In the event that the amount of Excise Tax you are required to pay is subsequently determined to be less than the amount taken into account under this Agreement, you agree that promptly after the amount of such reduction in Excise Tax is finally determined, you will repay to the Company, at 6% interest from the date of the Gross-Up Payment, the amount of such reduction, plus the net federal income tax benefit, if any, you actually will receive (in the opinion of Outside Tax Counsel) as a result of making the repayment described in this Section 4(d).

(e)

Subsequent Adjustment – Additional Payment.  In the event that the amount of Excise Tax you are required to pay is subsequently determined to exceed the amount taken into account under this Agreement, the

Company will make an additional Gross-Up Payment in the manner set forth in this Section 4 in respect of such additional Excise Tax, plus any interest, additions to tax, or penalties payable by you with respect to the additional Excise Tax, promptly after the time that the amount can be reasonably determined.

5

Setoff.  To the extent permissible under applicable law, without prejudice to other remedies, the Company may offset any amounts you owe the Company against any amounts due upon termination or thereafter.

6

Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement must be in writing and will be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, if to the Company, addressed to it at Oregon Steel Mills, Inc., 1000 SW Broadway #2200, Portland OR 97205, Attention: Chairman of the Board of Directors, and if to you, addressed to you at the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address will be effective only upon receipt.

7	Successors; Binding Agreement.

(a)

Successors and Assigns.  This Agreement will inure to the benefit of, and be binding upon, any corporate or other successor or assignee of the Company which acquires, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of the Company.  The Company agrees to require any such successor, by an agreement in form and substance reasonably satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

(b)

Personal Representatives.  This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees and any amounts payable to you in accordance with the terms of this Agreement after your death will be paid to your estate.

8

Time of Payment; Estimated Payment.  Prior to the effective date of any Change in Control, the Company will post a letter of credit for your benefit equal to the amount of the Severance Payments that would be due you under the terms of this agreement. The Severance Payments and any applicable Gross-Up Payment provided for in this Agreement will be made to you not later than the 15th business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company will pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments, and will pay the remainder of such payments as soon as the amount of such payments can be determined.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess will be repaid by you to the Company, payable on the fifth day after demand by the Company (together with interest at the rate of 6 percent per annum).  If the Company fails to timely deliver your Severance Payments under the terms of this agreement, you may exercise the letter of credit.

9

Miscellaneous.  No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is specifically approved by the Board and agreed to in a writing signed by you and the Chairman of the Board of Directors of the Company.  No waiver by either party to this Agreement at any time of any breach by the other party of, or of compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time.  No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Oregon.  All obligations of the Company to make payments or to provide benefits will be subject to all applicable payroll taxes, withholding and reporting requirements.

10

Legal Fees and Expenses.  The Company will pay or reimburse any reasonable legal fees and expenses you may incur in connection with any legal advice or legal action to enforce your rights under, or to defend the validity of, this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing your termination or in seeking to obtain or enforce any right or benefit under this Agreement).  The Company will pay or reimburse such reasonable legal fees and expenses within 15 days of presentation by you of a statement or statements prepared by your counsel in accordance with its usual practices (there shall be no requirement to provide a description of services provided by your counsel).  At your request, the Company will pay the reasonable legal fees and expenses directly to your counsel.

11

Validity.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

12

Dispute Resolution.  You and the Company agree that any dispute concerning the interpretation or construction of this Agreement or otherwise related to this Agreement will be resolved by confidential mediation or binding arbitration.  The parties will first attempt mediation with a neutral mediator agreed upon by the parties.  If mediation is unsuccessful or if the parties are unable to agree upon a mediator, the dispute will be submitted to arbitration pursuant to the procedures of the American Arbitration Association (“AAA”) or other procedures agreed to by the parties.  All arbitration proceedings will be conducted by a neutral arbitrator mutually agreed upon by the parties.  The decision of the arbitrator will be final and binding on all parties.  The costs of mediation and arbitration will be borne by the Company as provided in Section 10 of this Agreement.

13	Definitions of Certain Terms. For the purposes of this Agreement, the terms defined below and used in this Agreement will have the following meanings:

(a)

Base Salary and Average Last Three Year’s Bonuses Received under the Annual Incentive Plan.  “Base Salary” means your annual salary which is payable in equal periodic installments according to the Company’s customary payroll practices.  “Average Last Three Year’s Bonuses Received under the Annual Incentive Plan” means the average of the percentages of actual payouts for the three years prior to the Change in Control as a percentage of your eligible Base Salary received in the year for which each bonus was calculated, as defined under the Annual Incentive Plan, multiplied by your Base Salary in effect at the time of the Change in Control.  For any year in the last three years that you were not a participant of the Annual Incentive Plan, your Target Bonus under the Annual Incentive Plan in effect prior to the Change in Control is substituted for the percentage of actual payout for the nonparticipating year in calculating the Average Last Three Year’s Bonus Received under the Annual Incentive Plan.  “Target Bonus under the Annual Incentive Plan” means the percentage of Base Salary set forth for you in the Annual Incentive Plan for target performance, for the applicable year, whether or not such amount is earned or vested.

(b)

Cause.  Termination of your employment by the Company for “Cause” means any act or omission that is: a breach of your obligations to the Company, including but not limited to substantial absence without cause, serious breach of confidence, criminal offenses committed at the place of work or outside of it, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).  OSM may terminate this Agreement effective as of the date a written Notice of Termination is given specifying the cause.

(c)	Change in Control. A “Change in Control” of the Company means:

(i)

Any time less than a majority of the directors of the Company are individuals who were either elected by the Board or nominated by the Board of (or a committee of the Board) for election by the stockholders of the Company.

(ii)

At any time a majority of the Board are individuals who, in connection with a single transaction or a series of related transactions that effects a change in the ownership of the Company, were either not elected by the Board or not nominated by the Board (or a committee of the Board) for election by the stockholders of the Company;

(iii)

Any person (other than (a) an employee benefit plan of the Company, or (b) a corporation owned directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the beneficial owner (as defined in Rule 13d of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv)

The stockholders of the Company approve (a) a plan of complete liquidation of the Company, other than in connection with the complete cessation of the business activities conducted with the Company’s operating assets, or (b) an agreement is entered for the sale or disposition by the Company of all or substantially all of the Company’s assets except pursuant to an order of a bankruptcy court having jurisdiction of the Company.  For purposes of clause (b), the term “the sale or disposition by the Company of all or substantially all of the Company’s assets” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefore or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds (2/3) of the fair market value of the Company (as hereinafter defined).  For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the Company’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities, if any.  The aggregate market value of the Company’s common stock shall be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of the Company’s common stock for the ten (10) trading days immediately preceding the Transaction Date.  The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the Company’s common stock or by such other method as the Board shall determine is appropriate; provided that, in the event that on the Transaction Date there is no public market for such common stock or other equity security, the fair market value of the equity securities or common stock shall be as reasonably determined by the Board.

A Change in Control “occurs” on the date the Change in Control first occurs; provided, however, that if (A) your employment is terminated by the Company after an offer described in the first sentence of Section 1(b) of this Agreement is made, (B) it is reasonably demonstrated that your termination was at the request of a third party who is seeking to effect a Change in Control or otherwise occurred as a result of an anticipated Change in Control, and (C) a Change in Control in fact occurs within 120 days after your termination, then for purposes of determining your right to any severance compensation and benefits under this Agreement, your termination shall be deemed to have occurred after a Change in Control.

(d)	Code. “Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

(e)	Date of Termination. “Date of Termination” means the date on which a Notice of Termination sets forth as the Date of Termination.

(f)	Excise Tax. “Excise Tax” means a tax imposed by Section 4999(a) of the Code, or any successor provision, with respect to “excess parachute payments” as described in Section 280(G)(b) of the Code.

(g)

Good Reason.  Termination by you of your employment for “Good Reason” means termination based on any of the following, without your express written consent, unless, such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

	(i)	a significant reduction by the Company in the duties and responsibilities assigned to you from those assigned immediately before the Change in Control;

	(ii)	the unlawful harassment by the Company or the owners thereof of you so as to adversely affect the performance of your assigned duties and responsibilities;

	(iii)	a reduction by the Company of 10% or more in your annual base pay as in effect on the date the Change in Control occurs;

	(iv)	a geographical relocation of you is ordered by the Company or its successor to an area other than a 50 mile radius of your office location immediately before the Change in Control;

(v)

the failure by the Company to pay any portion of your current compensation or to pay you any portion of an installment of deferred compensation under any deferred compensation agreement of the Company within seven (7) days of the date of such compensation is due; or

	(vii)	the failure by the Company to obtain from any successor the assent to this Agreement contemplated by Section 7(a) of this Agreement.

(h)	Gross-Up Payment. “Gross-Up Payment” means a payment described in Section 4 of this Agreement with respect to an Excise Tax.

(i)

Notice of Termination.  “Notice of Termination” means a written notice communicated by the Company to you or by you to the Company of termination of your employment with the Company.  For purposes of this Agreement, Notice of Termination of your employment given by the Company must indicate the specific termination provision in this Agreement relied upon, and must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(j)

Outside Tax Counsel.  “Outside Tax Counsel” means Schwabe, Williamson & Wyatt, P.C., or in the event such counsel are unavailable by reason of conflict or for any other reason, another law firm in Portland, Oregon, selected by you that is reasonably satisfactory to the Company.  The Company will not unreasonably withhold its approval of counsel selected by you as Outside Tax Counsel.

(k)

Person.  “Person” means and includes any individual, corporation, limited liability company, partnership, trust, group, association, or other “person,” as such term is used in Section 13(d)(3) or 14(d) of the Securities Exchange Act of 1934, as amended.

(l)

Plan.  “Plan” means any compensation plan such as a plan, program, policy, or arrangement providing for incentive or deferred compensation, stock options, other stock or stock-related grants or awards severance or separation benefit, any employee benefit plan such as a thrift, investment, savings, pension, supplemental retirement plan, profit sharing, 401(k), medical, disability, long-term care, accident, life insurance, cafeteria, or relocation plan or any other plan, program, policy, or arrangement of the Company providing similar types of benefits to employees of the Company.

(m)

Severance Payments.  “Severance Payments” means the payments to be paid to you as described in Section 3(b) of this Agreement.  All severance and other payments made by the Company to you are subject to applicable tax withholding.

(n)

Subsidiary.  “Subsidiary” means an entity of which more than 50 percent of the outstanding voting stock is owned, directly or indirectly, by the Company, by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.  For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors or managers, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

(o)

Total Payments.  “Total Payments” means all payments or benefits payable to you in connection with a Change in Control of the Company, including Severance Payments under this Agreement and Other Payments.

(p)

Voting Securities.  “Voting Securities” means all issued and outstanding securities ordinarily having the right to vote at elections of the Company’s directors, including without limitation the Company shares.

If you accept and agree to the terms of this Agreement, kindly sign and return to the Company the enclosed copy of this Agreement, which will then constitute our agreement on this subject.

Sincerely,
OREGON STEEL MILLS, INC.

/s/ Carl W. Neun

Chairman of the Board of Directors
Agreed to February 16, 2006

Executive Officer